Exhibit 3

REVOCABLE VOTING AGREEMENT

THIS REVOCABLE VOTING AGREEMENT (this “Agreement”), dated as of August 16, 2003, is made by and between:

(a)                                  The Employee Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of SPS Technologies, Inc., a Pennsylvania corporation (the “Company”), in the Committee’s fiduciary capacity under Section 4.07 of the Defined Benefit Trust Agreement (the “Trust”) dated January 2, 2001 between the Company and SEI Private Trust Company (the “Trustee”); and

(b)                                 Precision Castparts Corp., an Oregon corporation (“Parent”).

This Agreement relates to certain shares of common stock of the Company held by the Trustee under the Trust for the exclusive benefit of participants and beneficiaries under employee benefit plans (the “Plans”) maintained by the Company and certain of its affiliates.

Capitalized terms used in this Agreement but not otherwise defined have the same meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS Section 4.07 of the Trust provides (a) that the Company is the sole party empowered to exercise authority, power and discretion with respect to securities issued by the Company held in the Trust, including but not limited to proxy voting and disposition of such securities and (b) that the Trustee shall act upon the written directions of the Company with respect to any matter involving such securities, and the Board has designated the Committee as the party to carry out such authority, power and discretion with respect to such securities; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Star Acquisition, LLC, a wholly owned Pennsylvania subsidiary of Parent (“Acquisition Sub”) and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which the Company will merge with and into Acquisition Sub (the “Merger”), upon the terms and conditions set forth therein; and

WHEREAS the Committee believes that the Merger is in the best interest of Plan participants and beneficiaries and therefore desires that the Merger occur and that the Trust receive, at the Committee’s direction in accordance with the Merger Agreement,  the Trust’s portion of the Merger Consideration for the benefit of Plan participants and beneficiaries;

NOW, THEREFORE, for good and valuable consideration including the effect of this Agreement as an inducement for Parent, Acquisition Sub and the Company to enter into the Merger Agreement, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                                       Representations of Committee.

1.1                                 The Committee represents and warrants that, as of the date of this Agreement, the Trust is the beneficial holder of the number of shares of the capital stock of the Company set forth on the signature page to this Agreement (“Shares”) free and clear of all Liens (other than liens under applicable law) that would adversely affect the ability of the Committee to comply with the terms of this Agreement.

1.2                                 The Committee represents and warrants that the Trust does not own beneficially (as such term is defined in the Exchange Act) or of record (a) any shares of the capital stock of the Company or (b) any rights to acquire any shares of the capital stock of the Company, other than the Shares.

1.3                                 The Committee represents and warrants that the Committee has full power and authority to make, enter into and carry out the terms of this Agreement.  This Agreement has been duly executed and delivered by the Committee and assuming the due authorization, execution and delivery by Parent, unless revoked by the Committee as provided in Section 3 below or otherwise modified or invalidated as provided in Section 7.2 below, constitutes a legal, valid and binding obligation of the Committee, enforceable against the Committee in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

1.4                                 The Committee represents and warrants that the execution and delivery of this Agreement by the Committee do not, and the performance of this Agreement by the Committee will not:  (a) conflict with or violate any order applicable to the Committee or by which the Committee or any of the Shares is bound or affected; (b) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien applicable to any of the Shares pursuant to any written, oral or other agreement, contract or legally binding commitment to which the Committee is a party or by which the Committee or any of the Shares is bound or affected; or (c) require any written, oral or other agreement, contract or legally binding commitment of any third party except, in each case, a violation, conflict, breach, default or commitment which would not be reasonably likely to have a material adverse effect on the Committee’s ability to consummate the transactions contemplated by this Agreement.

1.5                                 The Committee represents and warrants that the representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through Termination Time (as defined in Section 7.4 hereof) and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

2.                                       Agreement to Vote Shares; Waiver; Other Agreements.

2.1                                 Revocation, Modification or Invalidation.  The following Sections 2.2 through 2.6 are subject to revocation, modification or invalidation as provided in Sections 3 and 7.2 herein.

2.2                                 Voting.  The Committee agrees that prior to the Termination Time, the Committee shall direct the Trustee to vote at any meeting of the shareholders of the Company, however called, and in any action taken by written consent of shareholders of the Company without a meeting, all the Trust’s Shares and any shares of the capital stock of the Company acquired after the date of this Agreement and prior to the applicable record date (“ New Shares”) (a) to approve the Merger and to approve and adopt the Merger Agreement, (b) to approve any action required in furtherance of the Merger, and (c) against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or that would preclude fulfillment of a condition under the Merger Agreement to the Company’s, Parent’s or Acquisition Sub’s respective obligations to consummate the Merger.

2.3                                 Waiver.

(a)                                  The Committee hereby agrees not to exercise any rights of appraisal and any dissenters’ rights that the Trust may have (whether under applicable law or otherwise) with respect to the Shares and any shares of Parent Common Stock receivable upon conversion of any Shares in connection with the Merger.

(b)                                 The Committee hereby waives any rights of first refusal, preemptive rights, rights of redemption or repurchase, rights to notice and similar rights of the Trust under any agreement, arrangement or understanding applicable to the Shares or New Shares (other than any Shareholder rights plan or other rights offered pro rata to all Shareholders of the Company), in each case as the same may apply to the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions and acts contemplated by the Merger Agreement.  Effective immediately prior to the Effective Time, the Committee hereby agrees and consents to the termination of any such rights and agreements.  The Committee agrees to take such actions, and execute and deliver such agreements and documents, as may reasonably be requested by Parent in order to effect, confirm or evidence the foregoing waivers and termination.

2.4                                 No Voting Trusts.  The Committee agrees that, prior to the Termination Time, the Committee will not, and it will use reasonable best efforts to not permit any Person under the Committee’s control to, deposit any of the Trust’s Shares in a voting trust or subject any of the Trust’s Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with Parent.

2.5                                 No Proxy Solicitations.  The Committee agrees that the Committee will not, nor will the Committee permit any Person under the Committee’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in

Regulation 14A under the Exchange Act) in opposition to or competition with the consummation of the Merger, (b) directly or indirectly solicit, encourage, initiate or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any Person relating to, an Acquisition Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger.

2.6                                 Transfer and Encumbrance.  The Committee agrees that, prior to the Termination Time, the Committee will not, directly or indirectly (a) transfer, sell, offer, contract or agree to sell, pledge or otherwise dispose of or encumber any of the Shares or any New Shares or (b) announce any transfer, sale, offer, contract of sale or other disposition of, any of the Shares or any New Shares, to any Person other than Parent.

3.                                       Revocation.  As a fiduciary of an employee benefit plan governed by the Employee Retirement Income Security Act of 1974 (“ERISA”) the Committee declares, and Parent agrees, that, notwithstanding any provision of this Agreement to the contrary, the Committee may revoke this Agreement prior to the Termination Time if the Committee in its sole discretion after receiving advice from outside counsel on the issue determines in good faith (a) that carrying out this Agreement would be a breach of its fiduciary duty under ERISA, be contrary to the best interests of participants and beneficiaries under the Plans, or otherwise violate the provisions of ERISA or other applicable law or (b) that it would be more favorable to the interests of participants and beneficiaries under the Plans for the Committee to direct the Trustee to accept the terms of another offer.  In order to revoke this Agreement, the Committee shall provide written notice to the Parent of the intent to revoke, including the date and time set by the Committee for the revocation of this Agreement and an explanation of the reason(s) for the revocation and (if applicable) material terms and conditions of the other offer under (b) including, without limitation, the amount and form of the proposed consideration and whether such other offer is subject to any material conditions.  To the extent permitted by applicable law and consistent with the Committee’s fiduciary duty under ERISA, such notice shall be given at least 48 hours before the time set by the Committee for the revocation to be effective, but if less than 48 hours remains before (A) the Termination Time under 7.4(i) or (ii), or (B) the date of the Company’s stockholders’ meeting then the remaining time shall be substituted for the 48-hour minimum.  Upon receipt of such notice, Parent may accept the revocation or propose such alteration of the terms of the Merger Agreement as Parent may wish to propose.  The Committee may accept such proposal and rescind its notice of intent to revoke this Agreement, or it may, in its sole discretion after receiving advice from outside counsel on the issue determine in good faith not to do so for one or more of the reasons described in (a) and (b) above.  If the Committee does not rescind its proposed revocation by the expiration date and time specified in the Committee’s notice (or any later expiration date and time that the Committee and Parent may agree will apply), this Agreement shall be revoked and neither party shall be bound by this Agreement after the expiration date and time.

4.                                       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all other parties hereto.

5.                                       Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto.  No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

6.                                       Committee Capacity.  The authorization of this Agreement by the Committee, and the execution of this Agreement by the Committee, are solely in the Committee’s capacity as the Trust fiduciary authorized to direct the Trustee as beneficial owner of the Shares held by the Trust, and no member of the Committee makes any agreement or understanding herein in the member’s individual capacity or in the member’s capacity, if any, as a director or officer of the Company apart from his or her role as a member of the Committee.

7.                                       Miscellaneous.

7.1                                 This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with (a) ERISA and (b) to the extent not preempted by ERISA, by the laws of the State of Delaware without regard to its conflicts of law provisions.

7.2                                 If any provision of this Agreement or the application of such provision to any Person or circumstances shall be held invalid by a court of competent jurisdiction, or by a governmental agency, including without limitation the Department of Labor or the Pension Benefit Guaranty Corporation, the remainder of the provision held invalid and the application of such provision to Persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

7.3                                 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  Facsimile signatures shall be valid and binding as original manual signatures.

7.4                                 This Agreement shall terminate upon the earliest to occur of (i) the consummation of the Merger, (ii) termination of the Merger Agreement, or (iii) the revocation of this Agreement by the Committee pursuant to Section 3 hereof (the “Termination Time”).

7.5                                 All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

7.6                                 From time to time and without additional consideration, the Committee will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, proxies, consents and other instruments, and perform such further acts, as Parent may reasonably request for the purpose of effectively carrying out and furthering the intent of this Agreement.

7.7                                 No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless such waiver is set forth in a writing signed by such party, which writing must refer hereto.  No waiver by any party of such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

7.8                                 The obligations of the Committee set forth in this Agreement shall not be effective or binding upon the Committee until after such time as the Merger Agreement is executed and delivered by Parent, Acquisition Sub and the Company.  The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Employee Benefits Committee of the Board of Directors of SPS Technologies, Inc., solely in its capacity as fiduciary of the SPS Technologies, Inc. Defined Benefit Trust

By:	/s/ John S. Thompson
	Name:	John S. Thompson
	Title:	Committee Member

Address:		Two Pitcairn Place
Suite 200, 165 Township Line Road Jenkintown, PA 19046

Telecopy:

Number of Shares of Common Stock beneficially owned by the Trust as of the date of this Agreement:

394,264

Precision Castparts Corp.

By:	/s/ William D. Larsson
	Name:	William D. Larsson
	Title:	Senior Vice President and Chief Financial Officer